Exhibit 10.1

LICENSE AND ACQUISITION AGREEMENT

This LICENSE AND ACQUISITION AGREEMENT (this “Agreement”) becomes effective as of 21st day of February, 2014 (the “Effective Date”) among Moxian Group Holdings, Inc., a Florida corporation (the “Licensor” or “MOXG”), Moxian Group Limited, a corporation incorporated under the laws of British Virgin Islands (“Moxian BVI”), Moxian China, Inc., a Nevada corporation (the “Licensee” or “MOXC”), and Moxian CN Group Limited, a corporation incorporated under the laws of Samoa (“Moxian CN SAMOA”).  Each of the Licensor, Licensee, Moxian BVI, and Moxian CN SAMOA is referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Licensor is engaged in the business of business to business and business to consumer social media and provides a social networking platform to businesses to reach their desired consumer base and drive sales utilizing one single platform;

WHEREAS, the Licensor wishes to grant and Licensee wishes to obtain an exclusive license to use the Trademarks and IP Rights (hereinafter defined) of Licensor and exclusive rights to distribute and promote MOXG Products and Services (hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, the Licensee owns 1 ordinary share of Moxian CN SAMOA, representing 100% of equity interests of Moxian CN SAMOA;

WHEREAS, the Licensor owns 2 ordinary shares of Moxian BVI, representing 100% of equity interests of Moxian BVI (the “Equity Interest of Moxian BVI”) and Licensor intends to sell, transfer, and convey 100% of the Equity Interest of Moxian BVI to Moxian CN SAMOA;

NOW, THEREFORE, for good and valuable consideration including the mutual agreements contained in this Agreement, the parties agree as follows:

ARTICLE I. DEFINITIONS

1.1. “Affiliate” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with either Party. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

1.2. “Agent” shall mean the representatives of Licensee who shall be granted the rights to solicit, at such agent’s own expense, orders to subscribe for MOXG Products and Services in the Licensed Territory and collect payment for orders of MOXG Products and Services.

1.3. "Collateral Materials" shall mean all materials of any kind which either bear any of the Trademarks, or are used in connection with the subscription, distribution, marketing or promotion of MOXG Products and Services. Collateral Materials may include, without limitation, invoices, business cards, letterhead, signage, catalogs and other direct mail promotions or materials, advertisements, public relations materials and press packages.

1.4. "Commercially Reasonable Efforts" shall mean documented efforts that are commercially reasonable, taking into account the proprietary position of the products and services, pricing, the potential profitability of the products and services, regulatory considerations and other commercially or scientifically relevant factors. In determining Commercially Reasonable Efforts with respect to a particular MOXG Products and Services, Licensee may not reduce such efforts due to the competitive, regulatory or other impact of any other products that it owns, licenses or is developing or commercializing.

1.5. “Confidential Information” shall mean all information not otherwise publicly available disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to MOXG Products and Services or the Agreement itself. Confidential Information shall include, without limitation, materials, know-how and data, technical or non-technical, trade secrets, inventions, methods and processes, whether or not patentable.

1.6. “Earned Royalty” is defined in Article 5.2.

1.7. “Effective Date” is defined in the preamble of this Agreement.

1.8. "Gross Profits" shall mean the aggregate gross price for subscriptions for MOXG Products and Services.

1.9. “Insolvent” shall mean that Licensee (i) has ceased to pay its debts in the ordinary course of business, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

1.10. "IP Rights" shall mean Licensor’s (i) copyright and trade dress rights, other than rights in the Trademarks, now or hereafter owned by Licensor in and to any designs, patterns, prints, labels, advertising and materials used in conjunction with the MOXG Products and Services, whether created by or on behalf of Licensor or Licensee; and (ii) know-how, trade secrets, technologies and other intellectual property rights that are utilized in connection with the MOXG Products and Services, which are set forth on Exhibit A annexed hereto.

1.11. “License” refers to the license granted under Article 3.1.

1.12. “MOXG Products and Services” shall mean products and services of Moxian Group Holdings, Inc., including but not limited to, MO-Promo Platform, MOXG Advertisement Service, MOXG Mobile Applications, MO-Tube Packages and MO-Points.

1.13. “Licensed Territory” shall mean Malaysia, People’s Republic of China including Hong Kong SAR, Taiwan and other countries and regions that MOXG conducts and operates its business.

1.14. “Sublicensee” shall mean any third party sublicensed by Licensee to distribute and promote any MOXG Products and Services.

1.15. “Term” is defined in Article 9.1.

1.16. “Trademarks” shall mean Moxian and the Moxian logo, and variants of any of the foregoing marks which are set forth on Exhibit A annexed hereto.

ARTICLE II. ACQUISITION OF EQUITY INTEREST OF MOXIAN BVI

2.1 Acquisition of Equity Interest of Moxian BVI.  Upon the terms and subject to the conditions set forth in this Agreement, the Licensor shall sell, assign, transfer, convey and deliver all of the Equity Interest of Moxian BVI to Moxian CN SAMOA, a wholly-owned subsidiary of Licensee, and Moxian CN SAMOA shall accept all of the outstanding Equity Interest of Moxian BVI.

2.2 Consideration.  As consideration for the Equity Interest of Moxian BVI as provided for in Section 2.1., on the Effective Date, Moxian CN SAMOA should cause the Licensee to pay to the Licensor one million U.S. dollars ($1,000,000).

ARTICLE III. LICENSE GRANT

3.1. License. Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive right to use the Trademarks and IP Rights in the Licensed Territory, and the exclusive right to solicit, promote, distribute and sell MOXG Products and Services in the Licensed Territory (the “License”). Licensee shall also have the right, from time to time and at its sole discretion, engage and deploy Agents to solicit, promote, distribute and sell MOXG Products and Services in the Licensed Territory.

3.2. Rights of First Refusal. If, at any time during the Term, Licensor creates or develops any new trademark and other intellectual property relating to the Trademarks and IP Rights licensed herein (“New IP”), Licensor shall notify Licensee of such New IP (“New IP Notice”) and, subject to the terms of this Section 3.2, Licensee shall have the exclusive option during the Term to obtain the rights and entitlements of such New IP in the Licensed Territory on mutually agreeable terms. Licensee shall have sixty (60) days from its receipt of a New IP Notice to present to Licensor a commercially reasonable term sheet (“New IP Term Sheet”) for licensing the New IP. If Licensee does not present such a New IP Term Sheet to Licensor sixty (60) days after receiving a New IP Notice, Licensee's rights with respect to such New IP shall lapse. If Licensee does submit a New IP Term Sheet, Licensor and Licensee shall negotiate in good faith the details of such term sheet to arrive at a mutually acceptable agreement, and shall promptly and in good faith incorporate the terms thereof into a written license with respect to such New IP, which may be in the form of either an amendment to this Agreement or a separate agreement in substantially the form of this Agreement, as reasonably determined by Licensor.

Article IV. SUBLICENSES

4.1. Licensee shall not sublicense the rights granted to it under this Agreement to a non-Affiliate without the prior written consent of Licensor. In the event Licensor consents to a sublicense under this Section 4.1, in addition to any other terms and conditions Licensor may require, the provisions of Section 4.2 and 4.3 shall apply.

4.2. Any sublicense granted by Licensee shall include substantially the same definitions and provisions on this Agreement, and such other provisions as are needed to enable Licensee to comply with this Agreement. Licensee will provide Licensor with a copy of each Sublicense Agreement (and all amendments thereof) promptly after execution. Licensee shall remain responsible for the performance of all Sublicensee under any such sublicense as if such performance were carried out by Licensee itself. A breach of this provision shall constitute a material breach that is subject to Section 9.2.

4.3. Licensee agrees that it has sole responsibility to promptly provide Licensor with a copy of any amendments to sublicenses granted by Licensee under this Agreement and to notify Licensor of termination of any sublicense.

ARTICLE V. LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY; EARNED ROYALTY

5.1. During the Term of this Agreement, Licensee agrees to pay to Licensor an annual license maintenance royalty (“License Maintenance Royalty”) of one million U.S. Dollars ($1,000,000) commencing on the second anniversary of the Effective Date during the Term.

5.2. During the Term of this Agreement, as partial consideration for the License, Licensee shall pay to Licensor an earned royalty on cumulative Gross Profits of MOXG Products and Services by Licensee or its Affiliates (“Earned Royalty”) in the amount of three percent (3%) of Gross Profits in each calendar year in the Licensed Territory.

5.3. Payment. All royalties and other payments by Licensee to Licensor under this Section 5 shall be made in U.S. dollars via check or electronic wire transfer to a bank account designated by Licensor.

5.4. Taxes. Licensee shall bear all taxes, duties and other governmental charges in the Licensed Territory relating to or arising under this Agreement, including, without limitation, any state, local or federal income taxes (except withholding taxes on royalties imposed by applicable law), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other charges relating to or on any royalty payable by Licensee to Licensor. If any tax or withholding tax is imposed on royalties, Licensee shall pay all such deducted withholding taxes to the appropriate taxing authority and deliver to Licensor the certified receipts evidencing such payment and shall be responsible for any interest and penalties (in the event such tax payments are not made timely). Nothing herein shall be construed so as to require Licensee to pay state, local or federal taxes based on Licensor's income.

5.5. Royalty Records. Licensee shall keep true books of account containing an accurate record of all data necessary for the determination of the amounts payable to or on behalf of Licensor under this Agreement, and maintain the same throughout the Term and for two (2) years thereafter. Licensor may from time to time, during regular business hours and upon reasonable advance notice, examine the applicable records of Licensee in order to verify payments, record keeping requirements and compliance by Licensee with its obligations hereunder. Such examinations shall be conducted during regular business hours at the Licensee's offices by a certified public accountant selected by Licensor. All costs and fees relating to each such examination shall be borne by Licensor. Licensor shall conduct no more than one (1) such examination during a twelve (12)-month period.

ARTICLE VI. DISTRIBUTION OF MOXG PRODUCTS AND SERVICES

6.1 Market Development. Licensee shall use Commercially Reasonable Efforts to develop, exploit and maintain in the Licensed Territory and the market for the MOXG Products and Services without diluting or damaging the value of the Trademarks while promoting the high quality products and services associated therewith.

6.2 Subscription Reports. Within ten days after the end of every month during the Term, Licensee shall deliver to Licensor a "flash" subscription report for such month. Licensee shall also provide in such monthly subscription reports and other additional information as Licensor may reasonably request.

6.3 Distribution. Pursuant to the terms of this Agreement, Licensee shall engage and appoint Agents to solicit, at its Agents’ own expense, orders to subscribe for (the "Subscription Orders") MOXG Products and Services in the Licensed Territory. Licensee shall use Commercially Reasonable Efforts to engage and appoint Agents in the Licensed Territory.

ARTICLE VII. ADVERTISING AND MARKETING

7.1 Advertising. Licensee shall comply with all standards, specifications and/or designs as may be established by Licensor and furnished to Licensee from time to time, with respect to any advertising or other Collateral Materials used by Licensee in connection with MOXG Products and Services. In addition, Licensee's advertising and business materials shall be consistent with the prestige of the Trademarks and Licensee shall not employ or otherwise release any of the same, including, without limiting the foregoing, any advertisement relating to MOXG Products and Services, unless and until Licensee shall have made a request, in writing, detailing the dates and use to be made of such advertising material (e.g. TV, print, catalog, etc.) to Licensor for approval and Licensor shall have approved such advertisement. Licensee shall not use any vendor for any of such materials unless such vendor has been approved in writing in advance by Licensor. Approval or disapproval of any such proposed use shall be given by Licensor as promptly as practicable after receipt of Licensee's written request in connection therewith, but in all cases within three (3) weeks after receipt by Licensor of Licensee's request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been provided.

7.2 Marketing. Licensee shall spend such amounts as are reasonable and customary for the business contemplated herein on other marketing and promotional activities with respect to MOXG Products and Services not specifically delineated hereunder including, but not limited to, cooperative advertising and trade advertising. Licensee shall not undertake any marketing or promotional activities, or produce or distribute any marketing or promotional materials of any kind in connection with MOXG Products and Services, without Licensor's prior written approval. Any Collateral Materials to be used by Licensee in connection with its activities pursuant to this Section 7.2 (including, without limitation, look books, catalogs and pictures) shall be produced either (i) by Licensor or (ii) by an agency approved by Licensor, with all costs thereof to be paid by Licensee.

ARTICLE VIII. TRADEMARKS AND IP RIGHTS

8.1 Ownership of Trademarks and IP Rights. As between Licensor and Licensee, the Trademarks and IP Rights (including IP Rights in all materials of any kind created by or on behalf of Licensee hereunder) and the goodwill appurtenant thereto are the sole and exclusive property of Licensor. Licensee acknowledges that all uses of the Trademarks and IP Rights hereunder and all the goodwill attached or which shall become attached to the Trademarks and IP Rights in connection with the distribution, promotion and advertising of the MOXG Products and Services shall inure solely to Licensor's benefit.

8.2 Protection of Trademarks and IP Rights. Licensor and Licensee shall prepare and execute all necessary documents, including, without limitation, registered user agreements and/or license registration documents, and Licensee shall cooperate with Licensor as requested by Licensor and do whatever is reasonable and necessary for the protection of the Trademarks and the IP Rights. Licensee shall not do anything or authorize anyone to do anything which may adversely affect any ownership rights of Licensor in the Trademarks, or the IP Rights, or which may reduce or dilute the value or distinctiveness of the Trademarks or disparage or detract from their reputation and prestige. Licensor in its sole discretion shall determine whether the Trademarks and IP Rights should be registered and shall bear all costs of such registrations, maintenance and renewals in the Licensed Territory. Licensee shall not seek to register the Trademarks, the IP Rights, or any trademark confusingly similar to the Trademarks for any products, and Licensee shall not use any trademark confusingly similar to the Trademarks for any products. The provisions of, and the obligations of Licensee under, this Article 8 shall survive the expiration or termination of this Agreement.

8.3 No Challenge. Licensee shall not challenge Licensor's ownership of or the validity of any of the Trademarks or IP Rights, any applications or registrations therefor or any rights of Licensor therein. The provisions of this Section 8.3 shall survive the expiration of the Term.

8.4 Use of Trademarks and IP Rights. Licensee shall use the Trademarks and IP Rights solely in connection with the marketing and sale of MOXG Products and Services. Licensee shall use and display the Trademarks only in such form and manner as are specifically provided or approved by Licensor. Licensor may promulgate, from time to time, reasonable rules and amendments thereto, relating to use of the Trademarks, and Licensee shall comply with all such rules and amendments.

8.5 Compliance with Laws. Licensee shall comply with all the trademark laws and other applicable laws relating to intellectual property in force in the Licensed Territory in order to protect the rights of Licensor in and to the Trademarks and IP Rights. Licensee shall use the Trademarks and IP Rights strictly in compliance with all applicable legal requirements and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee expressly acknowledges that the distribution, labeling, and advertising of MOXG Products and Services hereunder shall conform in all respects with all applicable laws. Licensee shall promptly bring to Licensor's attention any concerns it may have with respect to legal compliance of any MOXG Products and Services and, notwithstanding any approval given or request made by Licensor, Licensee shall not be obligated to distribute any such items hereunder until such concerns have been addressed to Licensee's reasonable satisfaction.

8.6 Infringement. Licensee shall notify Licensor in writing promptly upon learning of any suspected infringement of the Trademarks or IP Rights, or imitation or counterfeiting of MOXG Products and Services in the Licensed Territory. Licensor thereupon shall at its sole discretion take such action as it deems advisable for the protection of its rights in and to the Trademarks, IP Rights and MOXG Products and Services and, if requested to do so by Licensor, Licensee shall provide reasonable assistance to Licensor in all respects, including, without limitation, by being plaintiffs or co-plaintiffs in any one or more lawsuits in connection therewith and by causing their officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the Trademarks and IP Rights in the Licensed Territory shall be entirely within the discretion of Licensor and under Licensor's control and all costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne by Licensor. Licensee may, in its discretion, participate in such litigation relating to infringing products at its own expense with its own attorneys. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action with respect to the Trademarks or IP Rights without Licensor's prior written consent. If Licensee and Licensor participate in the litigations as co-plaintiffs, all costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne equally Licensor and Licensee, and each party's expenses shall be reimbursed out of any monetary recovery obtained, and the remainder, if any, shall be divided equally between the parties. If the monetary recovery obtained is not sufficient to fully reimburse both parties, the parties' expenses shall be reimbursed on a pro rata basis out of such monetary recovery.

8.7 Use of Trademarks on Business Materials. The use of the Trademarks by Licensee in the masthead or letterhead of invoices, order forms, stationery and related materials in advertising in telephone or other directory listings is permitted only upon Licensor's prior written approval, which shall not be unreasonably withheld, of the format in which the Trademarks are to be so used, the juxtaposition of the Trademarks with other words and phrases, and the content of the copy prior to the initial such use of the Trademarks and prior to any material change therein; provided, however, that each such use of the Trademarks is only in conjunction with the distribution or promotion of MOXG Products and Services pursuant to this Agreement. Licensee shall not use any of the Trademarks as part of a business or trade name without Licensor's prior written approval.

8.8 No Use of Trademarks By Licensee After Termination. Upon termination of this Agreement for any reason whatsoever, Licensee shall immediately discontinue any and all use of the Trademarks and IP Rights in connection with products, services or materials of any kind.

ARTICLE IX. TERM AND TERMINATION

9.1 Subject to the provisions of Article 8 hereof, this Agreement shall be for a term (the "Term") starting as of the Effective Date and ending on the fifth anniversary of the Effective Date, unless the Agreement is terminated pursuant to Sections 9.2, 9.3 and 9.4 (an "Early Termination"). The Term of this Agreement shall be automatically renewed and extended for additional one year period unless otherwise terminated by either Party with a 30-day prior written notice to the other Party.

9.2 Licensor shall have the right to terminate this Agreement upon written notice to Licensee in the event Licensee:

9.2.1. fails to make any payment whatsoever due and payable pursuant to this Agreement unless Licensee shall make all such payments within the thirty (30) day period after receipt of written notice from Licensor;

9.2.2. commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from Licensor, or upon receipt of such notice if such breach is not capable of being cured; or

9.2.3. proposes a challenge of the Trademarks or IP Rights under Section 8.3.

9.3. This Agreement shall terminate automatically without any notice to Licensee in the event Licensee shall cease to carry on its business or becomes Insolvent, or a petition in bankruptcy is filed against Licensee and is consented to, acquiesced in or remains undismissed for sixty (60) days, or Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee.

9.4. Licensee shall have the right to terminate this Agreement upon written notice to Licensor:

8.4.1. at any time on thirty (30) days’ notice to Licensor, provided Licensee is not in breach and upon payment of all amounts due Licensor throughout the effective date of termination; or

9.4.2. in the event Licensor commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from Licensee, or upon receipt of such notice if such breach is not capable of being cured.

9.5 Upon termination of this Agreement, for any reason, all rights and licenses granted to Licensee under the terms of this Agreement are terminated and Licensor shall have the option, in its own discretion, to terminate any sublicense granted by Licensee.

ARTICLE X. INDEMNIFICATION.

10.1 Licensor's Indemnification of Licensee. Licensor shall release, defend, hold harmless and indemnify Licensee and each of its officers, directors, controlling persons and agents from any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) arising solely out of a third-party claim that the use by Licensee of the Trademarks and IP Rights in strict accordance with the terms of this Agreement violates the rights of such third party; provided, however, that such indemnification obligation shall not apply to any use of the Trademarks and IP Rights outside the Licensed Territory, notwithstanding Licensor's approval of such use, absent written confirmation from Licensor that it accepts such indemnification obligation. Licensee shall give Licensor prompt notice of any such claim or suit. Licensor shall have the right to undertake and conduct the defense of any suit so brought through counsel of Licensor's choice.

10.2 Licensee's Indemnification of Licensor. Except as expressly provided in Section 10.1, Licensee shall release, defend, hold harmless and indemnify Licensor and each of its officers, directors, controlling persons and agents from and against any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) which Licensor may incur or be obligated to pay or for which it may become liable or be compelled to pay in any action, claim or proceeding against it arising out of or in connection with the business contemplated herein, including without limitation Licensee's performance of this Agreement, any distribution or advertisement of any MOXG Products and Services by Licensee in violation of any law. Licensor shall give Licensee prompt notice of any such claim or suit. Licensee shall undertake and conduct the defense of any suit so brought through counsel of Licensee's choice, subject to Licensor's right of approval, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, prior to entering into settlement of any such claim or suit which would be reasonably likely to adversely affect any of the Licensor Marks and/or would be reasonably likely to damage Licensor's goodwill, Licensee shall obtain Licensor's written consent to such settlement (which consent shall not be unreasonably withheld or delayed). The provisions of this section and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

ARTICLE XI. REPRESENTATIONS AND WARRANTIES

11.1 Licensor's Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)  It has the full right, power and authority to grant the rights herein granted to Licensee, including without limitation the right to license the Trademarks in accordance with this Agreement; and

(b)  Neither Licensor nor any Affiliate of Licensor has granted any third party a license to use during the Term the Trademarks in violation of Licensee's exclusive rights hereunder, and no such other license shall be granted to any other party during the Term.

(c)  It is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Licensor or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Licensor (a "Material Adverse Effect");

(d)      Authorization and Validity of Agreements.  Licensor has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Licensor and the consummation by Licensor of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Licensor, and no other corporate proceedings on the part of Licensor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

11.2 Moxian BVI’s Representations, Warranties and Covenants. Moxian BVI represents and warrants to Licensee that:

(a)      It is duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Moxian BVI or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Moxian BVI.

(b)  On the Effective date, immediately before the transactions to be consummated pursuant to this Agreement, Moxian BVI has a total of 2 shares of ordinary shares issued and outstanding. Licensor shall own 100% of the equity interest of Moxian BVI immediately prior to the Effective Date.

11.3 Licensee's Representations, Warranties and Covenants. Licensee represents and warrants to Licensor that:

(a)  It has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b)  It is not currently in and has not filed for bankruptcy protection;

(c)  It has adequate resources and personnel to distribute and promote the MOXG Products and Services within the Licensed Territory;

(d)  It shall take all actions required by any local, national, state or regional agency, government or commission to exercise the rights licensed hereunder and to perform its obligations hereunder in compliance with applicable law. Licensee shall immediately provide Licensor with copies of any communication to or from any such agency, government or commission that relates to or affects this Agreement or the Trademarks in a material respect;

(e)  No event has occurred that, at or prior to the date hereof, would have a material adverse impact on the business, operation or condition (financial or otherwise) of Licensee;

(f)  It is duly organized, validly existing and in good standing under the laws of Nevada. It has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the Licensee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

11.4 Moxian CN SAMOA's Representations, Warranties and Covenants. Moxian CN SAMOA represents and warrants to Licensor that:

(a)      It is duly organized, validly existing and in good standing under the laws of Samoa and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Moxian CN SAMOA or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Moxian CN SAMOA.

11.5 Risks of the Business. Licensee recognizes that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Licensee, either by Licensor or its Affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the MOXG Products and Services or the prospects for the level of their subscription or profits have been made and Licensee has made its own independent business evaluation in deciding to distribute the MOXG Products and Services on the terms set forth herein.

ARTICLE XII. CONFIDENTIALITY

12.1 Subject to the parties’ rights and obligations pursuant to this Agreement, Licensor and Licensee agree that during the term of this Agreement and for two (2) years thereafter, each of them:

12.1.1. will keep confidential and will cause their Affiliates and, in the case of Licensee, its Sublicensees, to keep confidential, the Confidential Information disclosed to it by the other party, by taking whatever action the party receiving the Confidential Information would take to preserve the confidentiality of its own Confidential Information, which in no event shall be less than reasonable care; and

12.1.2. will only disclose that part of the other’s Confidential Information to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

12.1.3. will not use the other party’s Confidential Information other than as expressly set forth in this Agreement or disclose the other’s Confidential Information to any third parties under any circumstance without advance written permission from the other party; and

12.1.4. will, within sixty (60) days of termination of this Agreement, return all the Confidential Information disclosed to it by the other party pursuant to this Agreement.

12.2. The obligations of confidentiality described above shall not pertain to that part of the Confidential Information that:

12.2.1. was known to the recipient prior to the disclosure by the disclosing party; or

12.2.2. is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

12.2.3. is rightfully given to the recipient from sources independent of the disclosing party; or

12.2.4. is independently developed by the receiving party without use of or reference to the Confidential Information of the other party; or

12.2.5. is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

ARTICLE XIII. MISCELLANEOUS

13.1 Independent Contractors. Licensee shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensor for any purpose. Licensee does not have the power to bind Licensor in any way. Licensor shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensee for any purpose. Licensor does not have the power to bind Licensee in any way.

13.2 Choice of Law; Choice of Forum. This Agreement shall be construed according to the laws of the State of New York. The parties hereto agree to accept the exclusive jurisdiction and venue of the courts of the State of New York, and the federal district courts situated in New York, New York for the adjudication of any dispute arising in connection with or related to this Agreement or the interpretation of this Agreement. The parties hereby submit to the personal jurisdiction of the foregoing courts for the adjudication of any dispute arising out of or related to this Agreement and waive any objection based on the lack of personal jurisdiction.

13.3 Partial Invalidity. If any of the provisions of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

13.4 Force Majeure. Neither party hereto shall be under any liability hereunder to the other on account of any loss, damage or delay occasioned or caused by lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike condition, the elements, embargoes, failure or inability to obtain material or transportation facilities, acts of God or the public enemy, compliance with any law, regulation or other governmental order or other causes beyond the control of the party affected, whether or not similar to the foregoing; provided, however, that if such condition continues for three (3) months and is not industry-wide but applies only to Licensee, Licensor may terminate the Term on thirty (30) days' written notice which may be given at any time after said three (3) month period; and provided, further, that nothing herein shall at any time excuse any accrued obligation for the payment of money.

13.5 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement may be amended only by an instrument in writing that expressly refers to this Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations, or inducements not set forth herein.

13.6 Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

If to Licensor:

Moxian Group Holdings, Inc.

Unit No. 304, New East Ocean Centre,

No 9 Science Museum Road, T.S.T.,

Kowloon, Hong Kong

Tel: (606) 928-1131

Attn: Liew Kwong Yeow, CEO

If to Moxian BVI:

Moxian Group Holdings Limited

Unit No. 304, New East Ocean Centre,

No 9 Science Museum Road, T.S.T.,

Kowloon, Hong Kong

If to Licensee:

Moxian China, Inc.

Room 2313-2315 , Block B, Zhongshen Garden, Caitian South Road

Futian District, Shenzhen

Guangdong Province, China 518101

Tel: +86 (0)755-66803251

Attn: Ng Kian Yong, CEO

If to Moxian CN SAMOA:

Room 2805-06, 28/F

Paul Y Center

51 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Attn: Ng Kian Yong, Director

13.7 Binding Nature. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and permitted assigns.

13.8 Section Headings. The section and subsection headings and the captions of the Exhibits appear only as a matter of convenience and shall not affect the construction of the Agreement.

13.9 Authority. Each party represents that the person signing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement.

13.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original but which together shall constitute one and the same instrument.

13.11 Construction. Each party has carefully reviewed this Agreement, understands its terms, sought legal advice with respect to this Agreement, and has relied wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party. Any rules of construction construing an agreement against the drafting party shall not apply to the construction of this Agreement.

13.12 Schedules. The attached exhibits shall form a part of this Agreement and are hereby incorporated into this Agreement by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the day and year below written.

MOXIAN GROUP HOLDINGS, INC.

By:	/s/ Liew Kwong Yeow
Name: Liew Kwong Yeow
Title: Chief Executive Officer

MOXIAN CHINA, INC.

By:	/s/ Ng Kian Yong
Name: Ng Kian Yong
Title: Chief Executive Officer

MOXIAN GROUP LIMITED

By:	/s/ Nicholas Lin
Name: Nicholas Lin
Title: Director

MOXIAN CN GROUP LIMITED

By:	/s/ Ng Kian Yong
Name: Ng Kian Yong
Title: Director

Exhibit A

Intellectual Properties

Trademarks

Type	Marks	Application No.	Country	Status
Trademark		85931344	United States of America	Pending
Trademark		302534274	Hong Kong	Approved
Trademark		13460714	China	Pending
Trademark		13460852	China	Pending
Trademark		10624504	China	Pending transfer to Moxian Technologies Shenzhen Co. Ltd
Trademark	魔线	13461178	China	Pending
Trademark		10624435	China	Pending transfer to Moxian Technologies Shenzhen Co. Ltd

Patent

The application to patent the technologies of the MOXG Platform has been submitted in China on 27th December 2013 MOXG Platform is a social marketing platform. The unique feature of MOXG Platform is that it can locate the merchant that matches the needs of consumers and provide a series of interactive tools for merchants to promote their sales, including, MO-Points, online games, prize rewards, etc.

Copyright

MOXG also submitted the application of copyright for its mascot, “Moya”. Moya is a mascot representing Moxian.

Domain Name

MOXG granted MOXC the license to use its domain name: http://moxian.com/.